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                                                               Exhibit 99.(a)(5)


                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
         (Together with the Associated Preferred Stock Purchase Rights)

                                       of

                        Sodexho Marriott Services, Inc.

                                       at

                              $32.00 Net Per Share

                                       by

                             SMS Acquisition Corp.

                          a wholly-owned subsidiary of

                             Sodexho Alliance, S.A.

                                                          May 17, 2001

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated May 17, 2001 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by SMS Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Sodexho Alliance, S.A., a French corporation ("Sodexho"), to purchase for cash all of the outstanding shares of Common Stock, par value $1.00 per share of Sodexho Marriott Services, Inc., a Delaware corporation ("SMS"), together with the associated preferred stock purchase rights issued pursuant to the Rights Agreement dated as of October 8, 1993, as amended, between SMS and The Bank of New York, as Rights Agent (collectively the "Shares"), other than Shares already owned by Sodexho and its subsidiaries. We, or our nominee, are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions of the Offer.

   Your attention is directed to the following:

     1. The tender price is $32.00 per Share, net to you in cash, without interest.

     2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, June 14, 2001, unless the Offer is extended.

     3. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 1, 2001 (the "Merger Agreement"), among SMS, Sodexho and Purchaser. The Merger Agreement provides that following the completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, Purchaser will be merged into SMS (the "Merger"), with SMS continuing as the surviving corporation, which will be wholly owned by Sodexho. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than (1) Shares held in the treasury of SMS, (2) Shares held by Sodexho or any of its subsidiaries and (3) Shares of holders exercising appraisal rights), will be converted into the right to receive the per Share price paid in the Offer in cash, without interest thereon (the "Merger Consideration") as described in the Offer to Purchase.
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     4. The Offer is made for all outstanding Shares (other than Shares already owned by Sodexho and its subsidiaries).

     5. The Board of Directors of SMS (the "SMS Board"), by unanimous decision of those directors participating and based upon the recommendation of a Special Committee of independent directors of the SMS Board (1) has determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of SMS and its stockholders (other than Sodexho), (2) has approved and declared advisable the Merger Agreement and (3) has resolved to recommend that SMS's stockholders accept the Offer and approve the Merger Agreement if submitted for their approval.

     6. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent.

     7. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with the Shares then owned by Sodexho or any of its subsidiaries, represents at least a majority of the Shares outstanding on a fully-diluted basis. The Offer is also subject to the other terms and conditions set forth under "The Offer--Conditions of the Offer" in the Offer to Purchase.

     8. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by EquiServe Trust Company, N.A. (the "Depositary") of (1) certificates representing the Shares tendered or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth under "The Offer--Procedure for Tendering Shares" in the Offer to Purchase, (2) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

                                       2
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                          Instructions with Respect to
                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
         (Together with the Associated Preferred Stock Purchase Rights)

                                       of

                        Sodexho Marriott Services, Inc.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 17, 2001 and the related Letter of Transmittal, in connection with the offer by SMS Acquisition Corp. to purchase all of the outstanding shares of Common Stock, par value $1.00 per share, of Sodexho Marriott Services, Inc., a Delaware corporation ("SMS"), together with the associated preferred stock purchase rights issued pursuant to the Rights Agreement dated as of October 8, 1993, as amended, between SMS and The Bank of New York, as Rights Agent (collectively the "Shares") (other than Shares already owned by Sodexho and its subsidiaries).

   This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                        SIGN HERE


_____________________________ Shares*     -------------------------------------
                                                      Signature(s)

Account No.: ________________________

                                          -------------------------------------
                                                   Name (Please Print)


Dated ________________________ , 2001
                                          -------------------------------------
                                                         Address

                                          -------------------------------------
                                                   City/State/Zip Code

                                          -------------------------------------
                                              Tax Identification or Social
                                                     Security Number

   THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.